Exhibit 99.1

Abiomed, Inc. Closes Sale of Common Stock in Public Offering

DANVERS, Mass.—March 27, 2007—Abiomed, Inc. (NASDAQ: ABMD) today announced the completion of the public offering of 5,000,000 shares of its common stock at $13.75 per share. The net proceeds to Abiomed from the offering are approximately $63.6 million, after deducting underwriting discounts and commissions and estimated offering expenses. The underwriters have been granted a 30-day option to purchase up to an additional 750,000 shares of Abiomed’s common stock to cover over-allotments, if any.

The offering was managed by Morgan Stanley & Co. Incorporated and UBS Securities LLC as joint book-running managers.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities. The offering of shares of common stock may be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the final prospectus supplement and the accompanying prospectus can be obtained by contacting the Prospectus Department of: Morgan Stanley, 180 Varick Street, New York, NY, 10004, or by email at prospectus@morganstanley.com; or UBS Investment Bank, 299 Park, New York, NY,10171, (212) 821-3000.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc., is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. Abiomed currently manufactures and sells the AB5000(TM) Circulatory Support System and the BVS(R) 5000 Biventricular Support System for the temporary support of all patients with failing but potentially recoverable hearts. The Company also developed the AbioCor(R) Implantable Replacement Heart. In Europe, Abiomed offers the Impella(R) 2.5, Impella(R) 5.0, Impella(R) LD, the Impella(R) RD and an Intra-Aortic Balloon and the iPulse(TM) console under CE Mark approval. The Impella(R) 5.0 and 2.5 are investigational devices limited by Federal Law solely to investigational use in the United States. Other Impella devices and the iPulse(TM) combination console system are not yet available for sale in the United States. For additional information please visit: www.abiomed.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release concerning the expected public offering are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties. Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially. Such factors that could cause actual results to differ materially from any forward-looking statements made by Abiomed include, among others, the risk that the planned public offering will not be completed, uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed quarterly report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

CONTACT: Abiomed, Inc.

Daniel J. Sutherby, 978-646-1812

Chief Financial Officer

ir@abiomed.com

or

Liza Heapes, 978-646-1668

Media Relations

mediarelations@abiomed.com